Exhibit 99.1

Rochester Medical Director Schnobrich to Retire

Stewartville, MN December 23, 2011.

Rochester Medical Corporation (NASDAQ: ROCM) announced today that Roger W. Schnobrich will retire from its Board of Directors following the conclusion of the Company’s 2012 Annual Meeting of Shareholders to be held on January 26, 2012, which is the end of his current term.

Board Chairman and CEO Anthony J. Conway stated that “Mr. Schnobrich has served on our Board since 1995. His cheerful intelligence and gracious temperament have served the Company well. He is a man of excellent character and dignity, and Rochester Medical Corporation has benefited greatly from these traits over the years.

“Our many thanks for working with us, Roger. I know you will continue to enjoy each day.”

Conway continued, “I am very pleased to announce that the Board of Directors has nominated Peter H. Shepard for election as a Director for Rochester Medical Corporation at the 2012 Annual Meeting. Mr. Shepard has deep knowledge and experience in the medical device industry and is particularly expert in the field of Urology and Incontinence. Mr. Shepard’s extensive sales and marketing experience will enable him to provide valuable insight and guidance to our management team with respect to our strategic initiatives to grow sales domestically and internationally.”

About Rochester Medical Corporation

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Parice Halbert, CFA, at Westwicke Partners (443) 213-0500. More information about the 2012 Annual Meeting of Shareholders is included in the Company’s proxy statement filed with the Securities and Exchange Commission on December 23, 2011. More information about Rochester Medical is available on its website at http://www.rocm.com.